UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OFFICE DEPOT, INC.
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The following document supersedes the document in the filing made by Office Depot, Inc. on Schedule 14A on April 21, 2008 at 12:35 PM:

OFFICE DEPOT, INC.

Response to PROXY Governance, Inc. and Glass Lewis & Co Comments on Executive Compensation

This document is intended to outline the Compensation Committee’s philosophy, approach and considerations in determining CEO compensation. It also provides a chronological order to the steps the Compensation Committee took over the last 3 years to assure that compensation grants were appropriately linked to business performance.

A. Overview

Both PROXY Governance and Glass Lewis expressed concerns with executive compensation at Office Depot as part of their review of the competing proxies. In both cases, the key issues raised were:
o	Whether the Compensation Committee followed pay-for-performance policies in determining the CEO’s level of compensation compared to Office Depot’s performance. And
o	Whether the CEO’s compensation reported in the proxy published in March 2008 was too high compared to the median of their respective peer groups.

The Compensation Committee is committed to a pay-for-performance philosophy for our CEO and our executives.
o	When you examine the actual record of the Compensation Committee’s actions and align pay decisions to the corresponding year’s performance, you see that ODP has a total commitment to “pay-for-performance,” and in practice executes this philosophy.
o	This means higher CEO compensation earned for superior performance and reduced compensation when performance falls short of pre-established goals. In this way, pay is directly tied to the financial results of Company and the interests of Office Depot’s shareholders.
o	The Compensation Committee also focuses the need to retain executive talent over the long term in a competitive market.

After careful review of the PROXY Governance and Glass Lewis reports, we believe the conclusions are the result of analysis that is inconsistent with compensation best practices and is flawed in several respects due to several factors: (1) the peer groups against which ODP was benchmarked in both cases was inappropriate in its composition for reasons explained in more detailed in the text below, (2) there are several factual errors made with respect components and timing of our CEOs compensation, and (3) we believe the retention and sign-on grants should be excluded from annual compensation statistical comparisons.

B. Compensation Committee Action on CEO Compensation

The key to a proper analysis is to understand the timing of the Committee’s compensation decisions and the timing of their disclosure in the proxy – The proxy published in March 2008 for fiscal year end December, 2007, reflects the following elements of compensation:
o	Base Salary – set in March of 2007 based on fiscal 2006 performance and paid during fiscal year 2007
o	Annual Incentive – target set in March of 2007 and actual payout occurs in March 2008 for fiscal 2007 performance
o	Annual Equity Grant – awarded in March 2007 based on market data and review of fiscal 2006 performance
o	Special Retention Grant – awarded in March 2007 based on two items: (1) a three-year market review of market data and (2) the Company’s performance in 2005 and 2006 (i.e., since the CEO’s hire date through the end of 2006)

The actual record shows that ODP has made CEO pay decisions with a strong commitment to its pay-for-performance philosophy – for example:
o	The Compensation Committee has not increased the CEO’s base salary since he was hired, and his base salary is now below the peer group median.
o	Compensation Committee actions in February/March 2007
	§	Office Depot had superior financial and business results in fiscal year 2006 compared to business plans, and 2006 TSR, operating income and ROIC were above the peer group median.
	§	No salary increase
	§	We approved an incentive payout of $2,220,840 to reflect superior results relative to goals.
	§	We provided an annual grant of stock options with a Black-Scholes value of $7 million – this award aligned with fiscal 2006 superior financial performance so that the CEO’s total direct compensation (salary + cash bonus + equity grant) was competitive around the 75th percentile of the peer group practice.
	§	The Compensation Committee provided a one-time special retention equity award of stock options with 5-year cliff vesting and half performance vesting tied to share price. This equity award was designed to:
Encourage CEO retention for five years in a highly competitive market, and
Link the CEO’s compensation to shareholder experience over 5 years
This March 2007 equity grant is reported in the February 2008 proxy tables
Actually retain the CEO in the face of other offers or potential offers

o	Compensation Committee actions in February/March 2008
	§	Company performance in fiscal 2007 -- while strong the first half – declined during the 2nd half and missed expectations.
	§	No salary increase
	§	No bonus paid as business goals for the year were missed - this is a $2.2 million drop in cash income paid from previous year.
	§	Provided annual equity grant of $5 million so that total direct compensation was competitive around the median of the peer group – this is an additional $2 million dollar decrease in value.
Required that 35% of the 2008 equity grant must meet EPS performance goals in the next 3 years to be earned.
This most recent equity grant (in 2008) will be reported in the February 2009 proxy tables.

C. Discussion of PROXY Governance, Inc. Comments

PROXY Governance Position

PROXY Governance compared CEO and Named Executive Office (NEO) proxy-reported compensation to their own peer group of 12 companies, which was selected based on market capitalization and a broad economic sector using the GICS.
o	In their analysis, they state that CEO average 3-year compensation is 243% above the peer group median, and all other NEOs are 3% below the median.
o	They recognize that the high CEO pay is driven by:
	§	The equity grants that the CEO received in 2005 as part of his sign-on package
	§	The strong performance in 2006 that resulting in a $7 million stock option grant in March 2007
	§	The retention grant made in 2007 (after 2006 performance) with 5 year cliff vesting of all shares and a 150% increase in stock price growth to vest half of the grant
o	They summarize as follows, “We note that the Compensation Committee is being responsible in its evaluation of bonuses as evidenced by having no bonuses awarded in 2007 and that high CEO compensation appears to be driven by a retention package with $10.3 million in performance-based awards which will vest in five years.”

Our Observations

PROXY Governance uses a proxy peer group that does not reflect the relevant market for a global company the size and complexity of Office Depot, and this understates the market comparison.
o	The median revenue size of the peer group is $6.1 billion (based upon the most recent fiscal year reported) or less than 40% of the size of Office Depot.
Their peer group includes 12 companies that have a narrower business model than Office Depot.
o	Most have a single line of business model – retail stores
o	Most have a narrow product-line focus -– books, auto parts, car sales
o	Only Staples has significant international business operations, and
o	Incidentally, their model calls for a 20 company peer group but they only provided 12
o	PROXY Governance does not follow the best practices of executive compensation professionals in determining a peer group.
The table below highlights the higher level of complexity of Office Depot relative to the peer group supplied by PROXY Governance.

Company Name	Ticker	Sales	Employees	Assets	Market Value (Dec 2007)
ADVANCE AUTO PARTS INC	AAP	$4,844	44,065	$2,806	$3,834
AUTONATION INC	AN	$17,692	25,000	$8,480	$2,881
AUTOZONE INC	AZO	$6,170	55,000	$4,805	$7,576
BARNES & NOBLE INC	BKS	$5,411	39,000	$3,250	$2,125
BED BATH & BEYOND INC	BBBY	$7,049	35,000	$3,844	$7,783
CARMAX INC	KMX	$7,624	13,736	$1,886	$4,304
DICKS SPORTING GOODS INC	DKS	$3,888	19,920	$2,036	$2,351
O'REILLY AUTOMOTIVE INC	ORLY	$2,522	21,920	$2,280	$3,732
OFFICEMAX INC	OMX	$9,082	36,000	$6,284	$1,558
PETSMART INC	PETM	$4,673	38,400	$2,167	$3,027
ROSS STORES INC	ROST	$5,975	35,800	$2,371	$3,464
STAPLES INC	SPLS	$19,373	75,588	$9,036	$16,313

Median		$6,073	35,900	$3,028	$3,598

OFFICE DEPOT INC	ODP	$15,528	49,000	$7,257	$3,796 ($8,040) *
OFFICE DEPOT INC as % of median		256%	136%	240%	106% (223%) *

All Financials in Millions - Data from Standard & Poor's
Data is fiscal year 2007 for all companies excluding Carmax, which is fiscal year 2006
* Represents 3-year average year-end market capitalization

The Compensation Committee conducted a comprehensive study to develop a peer group of 23 companies that reflect the business model, organizational complexity, global footprint, and size of Office Depot. The compensation philosophy for the CEO was lowered to be near the median of the practice of the peer group. This was explained in our 2008 proxy filing. The Compensation Committee utilized best practices in selecting a peer group which focused on:
o	Scope – primarily revenues and assets managed – within a range of 50% to 200% of Office Depot.
o	Industry sector/business model – focus was on retail, business-to-business/solutions, Internet sales, distribution and brand-focused
o	Geographic footprint – focus was on U.S. companies with international operations
o	Financial Performance – reviewed overall financial health to include companies that were growing
o	Unique characteristics – screened for companies with concentrated ownership and founders with unusual pay practices
The table below summarizes complexity characteristics of the current peer group. Office Depot’s sales and assets are near the peer group median.

Company Name	Sales	Employees	Assets	Market Value Dec 07
Median of ODP 23 Company Peer Group	15,985	69,700	7,437	11,201

OFFICE DEPOT INC	15,528	49,000	7,257	3,796 (8,040)**
OFFICE DEPOT INC as % of Median	97%	70%	98%	34% ( 72% )**

  *20 companies fiscal year 2007 data, 3 companies fiscal year 2006 data - Data from Standard and Poor's
  ** Represents 3-year average year-end market capitalization
  The table below shows that the CEO’s recommended target total direct compensation (base salary, bonus at target and LTI grant made March 2008) for fiscal 2008 is at the median of Office Depot’s current peer group.

	Base	Bonus [1]	Total Cash	LTI Grant [2,3]	TDC
Peer Group - Median Proxy data	$1,100,405	$1,533,325	$2,568,421	$3,762,444	$7,300,029
primarily published Spring 2007)
Office Depot CEO Recommendation	$1,000,000	$1,600,000	$2,600,000	$5,000,000	$7,600,000

[1] Bonus for ODP CEO has not been earned
[2] Annual LTI grant to bring target TDC to median -
[3] Discussed with Committee that annualized value of 2007 retention grant would add $2 million to competitive position

PROXY Governance includes the equity grants that Mr. Odland received in 2005 as part of his sign-on package. However, this mixes annual equity awards that were based on market data and annual performance conditions with those granted to replace unvested equity at his previous position at AutoZone.
o	The 2004 AutoZone proxy shows that Mr. Odland had approximately 400,000 unvested stock options that were worth $6,100,000 when their stock price was at $75.00. He also received another grant of 75,000 stock options from AutoZone before Office Depot hired him. AutoZone stock price was around $100 in March, 2005 when he joined Office Depot.
o	Externally hired CEOs generally negotiate an equity grant with their new employer that both covers the cash value of unvested options as well as a grant at sign-on that considers both market practice and the risk in accepting a CEO position at another company.
o	By including these “make-whole” grants, PROXY Governance provides an apples- and- oranges comparison as most other CEOs’ equity grants in the peer group is only annual grants.

PROXY Governance notes that, “In 2007, however, Mr. Odland received $16.3 million in restricted stock and options…” This equity grant which includes the annual option grant and the retention option grant is underwater with a grant price of $33.065 and has no cash value today.
We agree that the Black-Scholes value of the retention grant added to an annual compensation analysis makes the CEO’s compensation appear to be above market.
However, the retention grant was purposely and carefully designed to be challenging to earn and to drive retention.
o	It was noted in the 2008 CD&A this was a special retention grant to retain the CEO at least 5 years.
o	The CEO can receive real income from the grant:
§ Only to the extent that stock price has substantial growth from the $33.065 grant date fair value (one-half of the grant must have a 150% stock price increase over the grant date fair value to vest), and
§ He is still employed in March 2012
We are pleased that PROXY Governance recognizes that the Compensation Committee is responsible in not awarding a cash bonus in a poor performance year – we also point out that he has had no increase in base salary since his hire.

D. Discussion of Glass Lewis & Co Comments

Glass Lewis position

  Glass Lewis uses a proprietary pay-for-performance model which uses 36 measurement points. They do not disclose this model to the public nor do they provide any information on what the 36 points are, which makes it difficult to assess their findings.
  It appears that they provided CEO and NEO total compensation information for Office Depot three retail companies using the following fiscal years:
Company	Revenues	Proxy Date Year of Compensation
Office Depot	$15.5	March 2008	2007
Staples	$18.1	May 2007	2006
OfficeMax	$9.0	March 2008	2007
PetSmart	$4.2	May 2007	2006

Glass Lewis also compared CEO and NEO compensation to the median of 3 separate peer groups. They do not disclose the names of the companies. The only financial information they disclose is either average enterprise value or a range of enterprise values for a peer group.
They state that the CEO was paid above the median for all of the non-disclosed peer groups.
o	The above-market differences are a function of the value they assigned to equity grants.
o	They do show annual bonus compensation substantially below all the peer groups.
o	Glass Lewis questioned the rationale behind granting both the retention grant and the annual equity grant in 2007.

Our Observations

Glass Lewis provides market data on Office Depot’s two key competitors plus PetSmart. However, this comparison does not accurately represent the market.
o	It appears that proxy data for Office Depot and OfficeMax are from March 2008, and represent compensation for fiscal 2007 where base salary increase, bonus payouts and equity grant decisions were based on fiscal 2006 performance.
o	It appears that proxy data for Staples and PetSmart are from May 2007 and represent compensation for fiscal 2006 where base salary, bonus payouts and equity grant decisions were based on fiscal 2005 performance.
o	Glass Lewis conducted its performance analysis for all participants for periods ending in fiscal 2007, so they are comparing pay decisions based on actual performance in fiscal 2005 or 2006 to the performance reported in financial statements issued in February/March 2008.
Staples recently issued a preliminary proxy in April 2008 for fiscal 2007 compensation, which shows a significant increase in CEO compensation from the proxy used by Glass Lewis. This includes a retention grant of 375,000 time vested restricted shares and 375,000 performance shares that both vest at 5 years.
o	In addition, the CEO received additional grants of options, restricted shares and performance shares. The table below compares compensation as reported in the 2007 proxy (published March and April, 2008) for the CEO of Staples and Office Depot.

	Office Depot CEO	Staples CEO
Base	$1,000,000	$1,108,775
Bonus	$0	$621,006
LTI Gant	$7,000,000	$8,500,821
Other Comp	$518,309	$471,292
Sub-Total	$8,518,309	$10,701,894
Retention Grant	$9,309,610	$19,590,000

Total	$17,827,919	$30,291,894

The three additional peer groups also are likely to understate the market for executive talent in which Office Depot competes. First, there is no information as to how comparable the companies are to Office Depot in terms of business model, organization complexity or company size. We do not know if they have multiple business formats, products lines or international operations.
o	These firms are likely to be smaller in size than Office Depot. Their enterprise value is half of Office Depot’s average enterprise value.
o	Glass Lewis does not follow best practices in determining a compensation peer group.

No of
Companies	Description of business model	Enterprise Value
41	Companies of similar size	Average of $4.0 billion
36	Large consumer discretionary companies	Range of $1.7 to $5.9 billion
Specialty stores and home improvement retail
9	companies	No value provided
	Global Office Products, Services and Distribution	*Dec 05 $9.4, Dec 06 $10.9, Dec 07
Office Depot	Company	$4.2
*Data from Standard and Poor's

o	When Office Depot made its pay decisions in March of 2007, its enterprise value was $10 billion. The drop in the enterprise value in the second half of 2007 does not make the management responsibilities and challenges going forward any less difficult. Our assumption is that Glass Lewis would have had to use entirely different and larger companies for their peer groups if they did the analysis in March, 2007, since their primary selection criteria seems to be enterprise value. As a note, larger companies tend to pay higher – particularly in long-term incentives.
o	As we describe previously, Office Depot’s Compensation Committee followed best practices in executive compensation in creating its current peer group.

Glass Lewis expressed concern that given the poor performance of the second half of 2007, Office Depot paid a bonus of $10 million to the CEO and gave him a $7 million equity grant. There are several comments to this point.
o	First, the equity grants were made in March of 2007 considering superior 2006 financial results. Even with strong financial performance in 2006, no base salary was awarded at this time.
o	Second, the CEO did not receive a $10 million bonus. He did receive a 5-year cliff vested stock option grant (grant price $33.605) to encourage retention. This grant had a Black-Scholes value of around $10 million in March of 2007. The CEO will receive no earnings from this grant unless he is still employed in March of 2012, and half of the grant requires that the stock price have reached $50.407 to vest.
o	He also received a stock option grant with a Black-Scholes value of $7 million in March of 2007 to reflect superior performance in fiscal 2006 and to provide total direct compensation for that year around the 75th percentile of the peer group. For the CEO to actually earn $7 million from this grant, the stock price will have to grow to around $43.60 per share.
Glass Lewis questioned why Office Depot provided the CEO with a $5 million equity grant in March of 2008 given the poor performance of the second half of 2007.
o	Most publicly-traded companies provide annual grants of equity to their CEO and executives as part of their competitive compensation program.
	§	Annual grants are provided to keep executives constantly focused on growing stock price.
	§	Annual equity grants generally have a multi-year vesting schedule, which requires the executive to stay to receive all the shares.
	§	Companies may raise or lower the size of the annual grant for an executive based on individual or company performance, but most companies provide a grant every year.
	§	Office Depot lowered the CEO’s annual grant value by $2 million from the previous year. This placed the CEO’s target total direct compensation around the median of the Company’s peer group.
o	Also, this year, the Compensation Committee granted 35% of the CEO’s equity in performance shares. These shares only vest if the Company achieves EPS goals before the shares expire in three years.
o	The Compensation Committee discussed a number of metrics to use for the vesting criterion, but chose EPS for several reasons.
	§	The Compensation Committee is very focused on increasing share price. EPS was determined as a reasonable metric to help drive this objective.
	§	The Compensation Committee wanted to keep the plan simple – EPS is understood by both executives and investors.
	§	The Compensation Committee currently uses EBIT and ROIC in its annual incentive plan and wanted to focus management on an additional important financial metric.

Important Information: In connection with the solicitation of proxies, Office Depot filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated March 14, 2008 (as supplemented by proxy supplement no. 1 dated March 24, 2008, the “Proxy Statement”). The Proxy Statement contains important information about Office Depot and the 2008 annual stockholders meeting. Office Depot’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Office Depot through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Office Depot by contacting Investor Relations in writing at Office Depot at 2200 Old Germantown Road, Delray Beach, FL; or by phone at 561-438-3657; or by email at brian.turcotte@officedepot.com. The Proxy Statement is also available on Office Depot’s website at www.officedepot.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy

Statement. Stockholders may also contact MacKenzie Partners, Inc. with questions or requests for additional copies of the proxy materials by calling toll-free (800) 322-2885 or collect (212) 929-5500, or by email at officedepotproxy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”), provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this document are “forward-looking” statements under the Act. Except for historical financial and business performance information, statements made in this document should be considered ‘forward-looking’ as referred to in the Act. These forward-looking statements speak only as of the date of this document; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. Much of the information that looks towards future performance of our company is based on various factors and important expectations and assumptions about future events that may or may not actually come true. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this document. Certain risks and uncertainties are detailed from time to time in our filings with the SEC. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.